Exhibit 14

ACNB CORPORATION

CODE OF ETHICS

The directors, officers and employees of ACNB Corporation and all its subsidiaries and affiliates (the “Company”) hold an important and elevated role in corporate governance.  They are vested with both the responsibility and authority to protect and preserve the interests of all of the Company’s constituents, including shareholders, customers and citizens of the communities in which we conduct business.  The maintenance of extremely high standards of honest, ethical and impartial conduct is essential to assure the proper performance of the Company’s business and the maintenance of the public’s trust.  This Code of Ethics (the “Code”) prescribes the policies and procedures to be employed and enforced in the Company’s operations.

•                  It is your responsibility to comply with the law and behave in an ethical manner.  This responsibility cannot be delegated or assumed by the Company.

•                  This Code cannot anticipate every possible situation or cover every topic in detail.    From time to time, the Company may establish compliance programs to address specific subjects.  If you are unclear about a situation, seek guidance before taking action.

•                  The standards in this Code do not necessarily take into account all legal requirements.  Where more restrictive local laws or requirements exist, those take precedence.

•                  You must comply with all applicable governmental rules and regulations.  Failure to obey laws and regulations violates this Code and may expose both you and the Company to criminal or civil prosecution.  Any violation of this Code or other compliance programs may result in corrective action, up to and including termination.  The Company may also seek civil remedies from you and even refer criminal misconduct to law enforcement agencies.

•                  You are responsible for reporting suspected violations of this Code.

•                  To report suspected violations of this Code or for any questions regarding the Code, please contact the Chief Risk Officer.

Conflicts of Interest

                A “conflict of interest” exists any time one faces a choice between what is in his/her personal interest (financial or otherwise) and the interest of the Company.  These situations are not always easy to avoid.  When a conflict of interest arises, it is important that directors, officers and employees act with great care to avoid even the appearance that their actions were not in the best interest of the Company.  If you find yourself in a position where your objectivity may be questioned because of individual interest or family or personal relationships, notify our Chief Risk Officer immediately.

Gifts, Meals, Services and Entertainment

                One should not request or accept anything that might be used as a means to influence, or even appear to influence, you against the Company’s best interests.  Personal gifts should not be accepted other than those considered common business courtesies and for which one would reasonably expect to give something similar in return in the normal course of business. Do not accept gifts valued at greater than $250.

Safeguarding Company Assets/Accuracy of Books and Records

                The Company maintains internal controls to provide direction on protecting Company assets and financial accountability.  The controls are based upon the following principles.

Do not:

•                  Make personal use of Company assets that creates any additional costs for the Company, interferes with work duties, or violates any Company policies;

•                  Allow Company property to be used to help carry out illegal acts;

•                  Manipulate financial accounts, records or reports for personal gain;

•                  Maintain off-the-book accounts to facilitate questionable or illegal payments; or,

•                  Violate any law or regulation.

Do:

•                  Ensure effective internal controls and procedures are designed and implemented;

•                  Prepare project budget proposals with accurate information;

•                  Maintain books, accounts and records according to generally-accepted accounting principles, using enough detail to reflect accurately and fairly Company transactions;

•                  Record transactions in a timely manner, so that no misleading financial information is created (These transactions include, but are not limited to, income,

expense, indebtedness, obligation, reserves and acquisition or disposition of assets, etc.); and,

•                  Give full, fair, accurate, timely and understandable disclosure in any and all periodic reports filed with the Securities and Exchange Commission.

Safeguarding Confidential Information

                Trade secrets and other proprietary information of the Company and its customers and suppliers, employee data, information about the Company’s customers and suppliers, and all other nonpublic information that might be of use to the Company’s competitors or harmful to the Company or its customers, if disclosed, is confidential information. Confidential information should be protected by all directors, officers and employees and, except to the extent legally required or specifically authorized by an appropriate representative of the Company, should not be disclosed to persons inside or outside the Company who do not have a legitimate, work-related need to know such information.  The loss of this information through inadvertent or improper disclosure could be harmful to the Company and its customers and suppliers.

Insider Trading

                Insider trading is a crime that can carry severe penalties.  If you know material, confidential information about the Company or any company with whom we have a business relationship and you trade company securities, such as stocks or bonds, while in possession of that information or tell others about it before it is made public, you may have violated the insider trading laws.

                Material information is the type of news that would affect a reasonable investor’s decision on whether or not to invest in a company’s stock.  Examples include plans to issue securities, sharp changes in earnings patterns, changes in dividend rates, changes in key management personnel, mergers, acquisitions, and important regulatory actions affecting the company.  This policy forbids you from trading not only in Company stock, but also in stock of our suppliers, customers or other companies with whom we have a business relationship while in possession of material inside information learned in the course of your employment at our Company.

                We encourage all members of the Board of Directors, officers and employees to invest in our stock.  However, if you have access to any information not readily available to the public, you must be very careful when trading stock to be sure you have not traded while in possession of material nonpublic information.  When you have such information:

•                  Do not tell anyone not authorized to have the information.  A casual remark to a friend may find its way to a broker and eventually to the entire financial community, thereby requiring the Company to make a premature or unplanned public announcement.  This “tipping” may be illegal and damaging to the Company.

•                  In compliance with the Sarbanes-Oxley Act of 2002, do not trade and trading is prohibited in the Company’s stock (or that of an applicable outside company) until after the close of business of the day the Company releases the news to the public (generally when such information has been disseminated through a press release or filed with the Securities and Exchange Commission).  Circumstances suggesting the possibility of insider trading may result in an investigation by governmental authorities of the Company and stockbroker records of stock trading transactions.  This investigation could damage our Company’s reputation and result in liability or penalties, including criminal charges and fines against the individual.

•                  This policy against insider trading also covers transfers into and out of the Company stock or savings plans and changes in patterns involving purchases of our stock within the plans.  However, generally, regularly-scheduled purchases of the Company stock within plans are not prohibited.

If you are a director or a designated executive officer and planning to effect a transaction in our securities, you must contact Lynda L. Glass, ACNB Corporation Secretary & Treasurer, in advance.  All other officers and employees are highly recommended to contact Lynda L. Glass in advance of any transactions in our securities.

Bribery, Kickbacks and Other Improper Payments

                The Company, our Board of Directors, officers and employees must maintain high ethical and professional standards in all dealings.

•                  Do not directly or indirectly promise, offer or make payment in money or anything of value to anyone, including a government official, agent or employee of a government, political party, labor organization or business entity, or a candidate of a political party, with the intent to improperly induce favorable business treatment or to improperly affect business or governmental decisions.

•                  Our Code does not take into account all local legal requirements.  Where more restrictive local laws exist, those take precedence.  In general, the Company does not consider ordinary and reasonable business entertainment or gifts of insubstantial value that are customary and legal in the local market to be improper.

•                  Document any entertainment of and gifts to customers and potential customers, which individually exceed $250.

•                  Do not solicit for yourself or for a third party (other than the Company itself) anything of value from anyone in return for any business, service or confidential information of the Company.

•                  Do not accept anything of value (other than bona fide salary, wages and fees referred to in 18 U.S.C. 215(c)) from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated.

•                  Loans are not made by the Corporation to its directors, officers or employees.  Loans may be made by our banking subsidiary and will comply with all federal and state laws, statutes and regulations.

Providing Candor in Dealing with Auditors, Examiners and Legal Counsel

                All directors, officers and employees are required to respond honestly and candidly when dealing with the Company’s independent and internal auditors, regulators and attorneys.

ACKNOWLEDGMENT

                I, the undersigned, hereby acknowledge that I have received a copy of the ACNB Corporation Code of Ethics.  I further certify that I have reviewed the Code of Ethics, and that I understand its provisions and what they require of me.  I understand that a violation of this Code of Ethics may result in the termination of my employment and/or a request to resign.

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